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                                                                  EXHIBIT (b)(3)


                             UNDERWRITING AGREEMENT
                             ----------------------


          AGREEMENT made this 11th day of January, 1993, by and between ML Life
                              ----        -------
Insurance Company of New York ("ML of New York"), a New York corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.


                             W I T N E S S E T H :
                             -------------------


          WHEREAS, ML of New York has established two separate accounts entitled the ML of New York Variable Annuity Separate Account A and ML of New York Variable Annuity Separate Account B for the purposes of issuing certain variable annuity contracts ("Contracts");

          WHEREAS, ML of New York wishes to arrange for the underwriting of the Contracts in conformity with the requirements of the Securities Exchange Act of 1934 ("1934 Act"); and

          WHEREAS, MLPF&S is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act and is a member of the National Association of Securities Dealers, Inc. ("NASD");

          NOW, THEREFORE, the parties hereto agree as follows:

               1. ML of New York hereby appoints MLPF&S as its exclusive representative for the distribution of the Contracts, and MLPF&S hereby agrees to use its best efforts to sell and distribute the Contracts through its registered representatives; provided, that with the approval of ML of New York, MLPF&S may arrange with other broker-dealers for the sale of the Contracts and execute agreements relating thereto upon such terms and conditions as MLPF&S deems appropriate.

               2. Unless otherwise permitted by applicable law, each person engaged in the sale of the Contracts must be both an agent of ML of New York and a "person associated with a broker or dealer" as that term is defined in Section 3(a)(18) of the 1934 Act. With respect to all persons associated with it who will be engaged in the sale of the Contracts, MLPF&S will be responsible for their training, qualification, registration, supervision and control in the manner and to the extent required by the applicable rules of the SEC and NASD and by any applicable securities laws or rules of the various states relating to the sale of the Contracts. ML of New York reserves the right to refuse to appoint any person proposed to be associated with MLPF&S as an agent, or if appointed, to terminate such

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appointment in its sole discretion.  From time to time as requested by ML of New
York, MLPF&S will furnish to it a list of all persons associated with it authorized to sell the Contracts

          3. MLPF&S will prepare and maintain all books and records relating to the Contracts which are required to be maintained by it under the 1934 Act.

          4. MLPF&S will not accept or receive on behalf of ML of New York any Contract purchase payment except the first. Any first payment received by MLPF&S will be made payable to ML of New York and will be forwarded promptly to ML of New York, or the service office designated by it. ML of New York reserves the right to reject any contract request in its sole discretion.

          5. ML of New York will furnish MLPF&S currently effective prospectuses relating to the Contracts in such numbers as MLPF&S may reasonably require from time to time. MLPF&S will use its best efforts to obtain any approvals or clearances required from the NASD with respect to all sales materials relating to the Contracts. Any sales materials relating to the Contracts prepared by MLPF&S must be approved by ML of New York prior to their use.

          6. All commissions payable by ML of New York in connection with Contract sales will be payable to the appropriate general agent affiliated with MLPF&S in accordance with terms of the agreement with such general agent then in effect. If any provision of any such agreement applicable to the Contracts conflicts with any provision of this Agreement, the provision of this Agreement shall govern.

          7. This Agreement may be terminated at any time by either party hereto on sixty (60) days' written notice.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                               ML LIFE INSURANCE COMPANY OF NEW YORK



                               By:  /s/ JOHN C. CIRINCION
                                    ----------------------------------
                                    John C. Cirincion
                                    Vice President and Senior Counsel

ATTEST:


/s/ GRETA L. ULMER
-----------------------------
    Greta L. Ulmer

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                               MERRILL LYNCH, PIERCE, FENNER & SMITH
                               INCORPORATED



                               By:  /s/  CHARLES P. BORKOWSKI
                                    ----------------------------------
                                    Charles P. Borkowski
                                    First Vice President


ATTEST:

/s/ CAROLINE J. HENRY
----------------------------
Caroline J. Henry


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